 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-115240) and Form S-8 (No. 333-195733) of Pure Cycle Corporation of our report dated October 27, 2016, related to the financial statements and internal control over financial reporting of Pure Cycle Corporation (which expresses an unqualified opinion), which appears on page F-1 of this annual report on Form 10-K for the year ended August 31, 2016.

/s/ GHP HORWATH, P.C.

Denver, Colorado
October 27, 2016